EXHIBIT 21.01

THE KELLER MANUFACTURING COMPANY, INC.
SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation	Name Under Which Subsidiary Does Business

Keller Dedicated Transportation Co.	Indiana	Keller Dedicated Transportation Co.